News Release

Patrick Industries, Inc. Reports Third Quarter 2025 Financial Results
Third Quarter 2025 Highlights (compared to Third Quarter 2024 unless otherwise noted)
•Net sales increased 6% to $976 million driven by solid organic growth and acquisitions, partially offset by industry shipment declines.
•The Company reported higher revenue in each of its four primary end markets reflecting continued resilience and strength in content per unit as a result of acquisitions and organic growth.
•Operating income was $66 million compared to $74 million in the prior year period. Operating margin was 6.8% compared to 8.1% in the prior year period.
•Net income was $35 million compared to $41 million in the prior year period.
•Diluted earnings per share (EPS) was $1.01 compared to EPS of $1.20 for the prior year period. EPS includes the dilutive impact of convertible notes and related warrants, or approximately $0.07 per share, compared to $0.04 in the prior year period.
•Adjusted EBITDA1 was $112 million versus $121 million in the comparable period last year; adjusted EBITDA margin1 was 11.5% compared to 13.2% in the prior year period.
•Cash flow provided by operating activities, on a year-to-date basis, was $199 million compared to $224 million in the prior year period; free cash flow1, on a trailing twelve-month basis, was $211 million.
•Returned $13 million to shareholders through regular quarterly dividends.
•Total net liquidity was $779 million at the end of the third quarter; total net leverage ratio was 2.8x.

ELKHART, IN, October 30, 2025 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the third quarter and nine months ended September 28, 2025.

“Our team’s continued focus on customer service and partnership, innovation, and new product development over the past 18 months resulted in market share gains across our portfolio," said Andy Nemeth, Chief Executive Officer. “Our OEM partners are looking for creative, differentiated product offerings while continuing to demonstrate production discipline with lean channel inventories. Several new innovations and concepts introduced by our Advanced Product Group are starting to take hold as we look to further gain traction as an industry leader in full component solutions."

Net sales increased 6% to $976 million compared to $919 million in the third quarter of 2024. The growth in net sales was due to higher revenue in all four of the Company's primary end markets, driven by market-share gains and acquisitions.
Operating income was $66 million compared to $74 million in the third quarter of 2024. Operating margin decreased 130 basis points to 6.8% versus the same period a year ago due to temporary factors including inefficiencies related to model-year changeover.

Net income was $35 million, or $1.01 per diluted share, compared to $41 million, or $1.20 per diluted share in the third quarter of 2024. Diluted earnings per share in the third quarter of 2025 include approximately $0.07 of dilution from the Company's convertible notes and related warrants compared to $0.04 in the prior year period.

Jeff Rodino, President, said, “The entrepreneurial spirit, scale, and overall expertise at Patrick continue to drive our ability to create additional value for customers and stakeholders. Our strategic and disciplined approach to deploying capital toward initiatives that generate attractive long-term returns continues to show tangible benefits. We are successfully advancing our innovation pipeline through our Advanced Product Group and expanding our full-solutions model, while strengthening our OEM relationships. Simultaneously, these investments, coupled with targeted acquisitions, improve the depth and breadth of our product offerings and further enhance our growing presence in the aftermarket. This quarter, we completed the acquisition of LilliPad Marine, a designer and manufacturer of premium, innovative boat ladders, diving board systems and other marine accessories. LilliPad distributes award-winning and patented products through the OEM and aftermarket channels.”

Third Quarter 2025 Revenue by Market Sector (compared to Third Quarter 2024 unless otherwise noted)
RV (44% of Revenue)
•Revenue of $426 million increased 7% while wholesale RV industry unit shipments decreased 2%.
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 3% to $5,055 when compared to the prior year period, and increased 2% when compared to the second quarter of 2025.

Marine (15% of Revenue)
•Revenue of $150 million increased 11% while estimated wholesale powerboat industry unit shipments were flat.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 4% to $4,091 when compared to the prior year period, and increased 3% when compared to the second quarter of 2025.

Powersports (10% of Revenue)
•Revenue of $98 million increased 12% as Patrick's attachment rates for premium utility vehicle content improved and revenue grew in its other Powersports businesses.

Housing (31% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $302 million increased 1%; estimated wholesale MH industry unit shipments decreased 2%; estimated total housing starts were down 2%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 2% to $6,682 when compared to the prior year period, and was flat when compared to the second quarter of 2025.

Balance Sheet, Cash Flow and Capital Allocation
For the first nine months of 2025, cash provided by operating activities was $199 million compared to $224 million for the prior year period, primarily due to increased investment in inventory in alignment with our innovation and capacity plan to effectively scale with our customers. Purchases of property, plant and equipment totaled $26 million in the third quarter of 2025, reflecting the Company's commitment to continuous improvement and operational excellence through automation, innovation and process modernization, alongside maintenance capital expenditures. On a trailing twelve-month basis, free cash flow1 through the third quarter of 2025 was $211 million compared to $277 million in the prior year period.

Patrick remained disciplined in allocating and deploying capital, while returning approximately $13 million to shareholders in the third quarter of 2025 through dividends. The Company remains opportunistic on share repurchases and had $168 million of unused capacity under its current share repurchase plan at the end of the third quarter.

Total debt at the end of the third quarter was approximately $1.3 billion, resulting in a total net leverage ratio of 2.8x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $779 million.

Business Outlook and Summary
“With the talent, capacity, scalability, and flexibility to support our customers, coupled with a solid balance sheet and strong cash flow generation, we are well positioned for the fourth quarter and fiscal 2026, and we continue to operate from a position of strength," continued Mr. Nemeth. “Channel inventories are lean and we have made the operational investments needed to augment our performance when demand inflects. We expect the organizational enhancements we have implemented to accelerate execution of our profitable growth plan, improve margins, and continue to position Patrick as a value-add, scalable supplier of choice for our customers."

1See additional information at the end of this release regarding non-GAAP financial measures.
Conference Call Webcast
Patrick Industries will host an online webcast of its third quarter 2025 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, October 30, 2025 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com, under “Investors.” A replay will also be available on the "Investors" section of our website following the call.
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East.

The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
($ and shares in thousands, except per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net sales	$975,631	$919,444	$3,026,605	$2,869,560
Cost of goods sold	754,667	706,930	2,326,418	2,220,897
Gross profit	220,964	212,514	700,187	648,663

Operating Expenses:
Warehouse and delivery	44,449	37,865	135,106	114,053
Selling, general and administrative	86,022	75,783	273,159	244,617
Amortization of intangible assets	24,200	24,449	73,338	71,545
Total operating expenses	154,671	138,097	481,603	430,215
Operating income	66,293	74,417	218,584	218,448
Interest expense, net	18,451	20,050	56,432	60,483
Other expenses	—	—	24,420	—
Income before income taxes	47,842	54,367	137,732	157,965
Income taxes	12,539	13,501	31,755	34,122
Net income	$35,303	$40,866	$105,977	$123,843

Basic earnings per common share (1)	$1.09	$1.25	$3.26	$3.80
Diluted earnings per common share (1)	$1.01	$1.20	$3.08	$3.70

Weighted average shares outstanding - Basic (1)	32,381	32,610	32,523	32,559
Weighted average shares outstanding - Diluted (1)	35,081	33,961	34,440	33,445
(1)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	September 28, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$20,698	$33,561
Trade and other receivables, net	278,374	178,206
Inventories	599,685	551,617
Prepaid expenses and other	53,135	59,233
Total current assets	951,892	822,617
Property, plant and equipment, net	412,118	384,903
Operating lease right-of-use assets	201,192	200,697
Goodwill and intangible assets, net	1,568,605	1,600,125
Other non-current assets	13,368	12,612
Total assets	$3,147,175	$3,020,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	54,643	53,697
Accounts payable	222,037	187,915
Accrued liabilities	124,648	105,753
Total current liabilities	407,578	353,615
Long-term debt, less current maturities, net	1,320,343	1,311,684
Long-term operating lease liabilities	150,985	151,026
Deferred tax liabilities, net	83,140	61,346
Other long-term liabilities	16,623	14,917
Total liabilities	1,978,669	1,892,588

Total shareholders' equity	1,168,506	1,128,366

Total liabilities and shareholders' equity	$3,147,175	$3,020,954

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
($ in thousands)	September 28, 2025	September 29, 2024
Cash flows from operating activities
Net income	$105,977	$123,843
Depreciation and amortization	127,222	124,002
Stock-based compensation expense	15,167	14,367
Deferred income taxes	21,794	—
Other adjustments to reconcile net income to net cash provided by operating activities	3,166	2,335
Change in operating assets and liabilities, net of acquisitions of businesses	(74,755)	(40,357)
Net cash provided by operating activities	198,571	224,190
Cash flows from investing activities
Purchases of property, plant and equipment	(64,744)	(50,264)
Business acquisitions and other investing activities	(72,151)	(435,137)
Net cash used in investing activities	(136,895)	(485,401)
Net cash flows (used in) provided by financing activities	(74,539)	302,408
Net (decrease) increase in cash and cash equivalents	(12,863)	41,197
Cash and cash equivalents at beginning of year	33,561	11,409
Cash and cash equivalents at end of period	$20,698	$52,606

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	Third Quarter Ended		Nine Months Ended
($ in thousands, except per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Numerator:
Net income attributable to common shares	$35,303	$40,866	$105,977	$123,843
Denominator: (1)
Weighted average common shares outstanding - basic	32,381	32,610	32,523	32,559
Weighted average impact of potentially dilutive convertible notes	1,492	831	1,155	510
Weighted average impact of potentially dilutive warrants	916	175	504	58
Weighted average impact of potentially dilutive securities	292	345	258	318
Weighted average common shares outstanding - diluted	35,081	33,961	34,440	33,445
Earnings per common share: (1)
Basic earnings per common share	$1.09	$1.25	$3.26	$3.80
Diluted earnings per common share	$1.01	$1.20	$3.08	$3.70
(1)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income taxes to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, legal settlement, loss on sale of property, plant and equipment, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax, legal settlement, net of tax and acquisition related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition related fair-value inventory step-up adjustments. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are Company estimates based on data provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following tables reconcile net income to EBITDA, adjusted EBITDA and margins:

		Third Quarter Ended
($ in thousands)		September 28, 2025	% of Net Sales	September 29, 2024	% of Net Sales
Net income		$35,303	3.6%	$40,866	4.4%
+	Depreciation & amortization	41,967	4.3%	42,186	4.6%
+	Interest expense, net	18,451	1.9%	20,050	2.2%
+	Income taxes	12,539	1.3%	13,501	1.5%
EBITDA		108,260	11.1%	116,603	12.7%
+	Stock-based compensation	3,867	0.4%	4,625	0.5%
-	Gain on sale of property, plant and equipment	(29)	—%	(34)	—%
Adjusted EBITDA		$112,098	11.5%	$121,194	13.2%

		Nine Months Ended
($ in thousands)		September 28, 2025	% of Net Sales	September 29, 2024	% of Net Sales
Net income		$105,977	3.5%	$123,843	4.3%
+	Depreciation & amortization	127,222	4.2%	124,002	4.3%
+	Interest expense, net	56,432	1.9%	60,483	2.1%
+	Income taxes	31,755	1.0%	34,122	1.2%
EBITDA		321,386	10.6%	342,450	11.9%
+	Stock-based compensation	15,167	0.5%	14,367	0.5%
+	Acquisition related transaction costs	64	—%	4,998	0.2%
+	Acquisition related fair-value inventory step-up	—	—%	822	—%
+	Legal settlement (1)	24,420	0.8%	—	—%
+	Loss (gain) on sale of property, plant and equipment	2,065	0.1%	(402)	—%
Adjusted EBITDA		$363,102	12.0%	$362,235	12.6%
(1)Reflects a legal settlement which was included as "Other expenses" in the nine months ended September 28, 2025.

The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	September 28, 2025	September 29, 2024
Cash flows from operating activities	$301,222	$339,032
Less: purchases of property, plant and equipment	(90,162)	(61,821)
Free cash flow	$211,060	$277,211

The following table reconciles operating margin to adjusted operating margin:

	Third Quarter Ended		Nine Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Operating margin	6.8%	8.1%	7.2%	7.6%
Acquisition related transaction costs	—%	—%	—%	0.2%
Acquisition related fair-value inventory step-up	—%	—%	—%	—%
Adjusted operating margin	6.8%	8.1%	7.2%	7.8%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

		Third Quarter Ended		Nine Months Ended
($ in thousands, except per share data)		September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net income		$35,303	$40,866	$105,977	$123,843
+	Acquisition related transaction costs	—	—	64	4,998
+	Acquisition related fair-value inventory step-up	—	—	—	822
+	Legal settlement (1)	—	—	24,420	—
-	Tax impact of adjustments	—	—	(6,055)	(1,488)
Adjusted net income		$35,303	$40,866	$124,406	$128,175

Diluted earnings per common share (2)		$1.01	$1.20	$3.08	$3.70
Acquisition related transaction costs, net of tax (2)		—	—	—	0.11
Acquisition related fair-value inventory step-up, net of tax (2)		—	—	—	0.02
Legal settlement, net of tax		—	—	0.53	—
Adjusted diluted earnings per common share (2)		$1.01	$1.20	$3.61	$3.83
(1)Reflects a legal settlement which was included as "Other expenses" in the nine months ended September 28, 2025.
(2)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.